MEMORANDUM

                             FT 329
                       File No. 333-72819

     The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Securities on March 23, 1999 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.


                         THE PROSPECTUS

Cover Page   The date of the Trust has been added.

Page 3       The following information for the Trust appears:

             The total number of units of the Trust.

             The Public Offering Price per Unit as of the business day prior to the Date of Deposit.

             The first distributions and record dates.

             The   Estimated  Long-Term  returns  and   Estimated
             Current returns (if applicable) to Unit holders as of the opening of business on the Date of Deposit.

             Essential information based on all distribution plans.

             Summary  data  regarding  the  composition  of   the
             portfolio of the Trust.

             Estimated net annual unit income.

Page 5       The   Report  of  Independent  Auditors   has   been
             completed.

Page 6       The Statement of Net Assets has been completed.

Page 7       The portfolio for the Trust.

Page 15 A paragraph on this page indicates how the initial annual fee of the Trustee is calculated.


 THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST

              The Trust Agreement has been conformed to reflect the execution thereof.


                                    CHAPMAN AND CUTLER

March 23, 1999